Exhibit 19.1

March 2012

COFFEE HOLDING CO., INC.

AMENDED & RESTATED

STATEMENT OF COMPANY POLICY
REGARDING CONFIDENTIAL INFORMATION AND STOCK
AND SECURITIES TRADING BY DIRECTORS, OFFICERS AND EMPLOYEES

Why Coffee Holding Co., Inc. is Adopting a Written Policy Statement.

The Securities and Exchange Commission (“SEC”), the Nasdaq Stock Market (“Nasdaq”) and federal prosecutors vigorously pursue violations of the federal securities laws, including insider trading violations. The penalties are not limited to those who actually engage in illegal trading. Under the various laws designed to prevent insider trading, substantial penalties may be imposed on companies that fail to take appropriate steps to prevent illegal trading or “tipping” of inside information by their employees. As a consequence, Coffee Holding Co., Inc. (the “Company”) finds it necessary to adopt preventive policies and procedures covering securities trading by company personnel.

In addition to our concern over corporate liability under the federal securities laws, we are committed to avoiding even the appearance of improper or inappropriate conduct on the part of anyone employed by or associated with the Company. We have all worked hard over the years to establish our reputation for integrity and ethical conduct. It is our most important asset, and we must all protect it.

Insider Trading Violations and Their Consequences.

An “insider trading” violation occurs when a person buys or sells the securities of a company while in possession of material information about the company that is not known to the public or when a person gives a “tip” about such material non-public information to someone else who then trades in that company’s securities.

The consequences of insider trading violations can be severe. Individuals who trade on inside information or “tip” information to others can face severe penalties, including but not limited to disgorgement of profits made or the losses avoided by the trading or tipping, payment of the losses suffered by the person who purchased securities from or sold securities to the person violating the rules, payment of civil penalties of up to three times the profits made or losses avoided, payment of criminal monetary penalties, and the imposition of lengthy jail terms.

Moreover, if an employee violates the Company’s insider trading policy or procedures, Company imposed sanctions could result, including dismissal for cause. Needless to say, any of the above consequences, or even an SEC or Nasdaq investigation that does not result in prosecution or administrative penalty, can tarnish one’s reputation and irreparably damage a career.

March 2012

Statement of Policy.

The Company has adopted the following Statement of Policy:

If a director, officer or any employee obtains or becomes aware of material non-public information relating to the Company, it is the Company’s policy that neither that person nor any member of that person’s immediate family or any member of that person’s household may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for any emergency expenditure) are no exception. The Company’s common stock should be viewed by all directors, officers and employees as a long-term investment and should not, either directly or indirectly, be used to “play the market” either through individual transactions or transactions under any employee benefit plan. Even the appearance of an improper or inappropriate transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators, prosecutors, courts and others might view your transaction in hindsight. Be advised that there are some employees of the SEC and Nasdaq and private attorneys whose primary job is to investigate and prosecute violations of the insider trading laws, and they will not give you the “benefit of the doubt” when reviewing your securities transactions.

Material Information. Under relevant court decisions, material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. Thus, any information which could reasonably affect the price of securities is material, as well as any information important to a decision of how to vote in a proxy contest or how to respond to a tender offer. Common examples of information that will frequently be regarded as material are:

■	earnings or losses;

■	financial forecasts, especially projections of future earnings or losses;

■	news of a pending or proposed merger, acquisition or tender offer;

■	news of a significant purchase or sale of assets;

March 2012

■	news of significant new products;

■	news of significant customer agreements or partnering arrangements with other industry participants;

■	news of significant related party transactions;

■	news of top management or control changes;

■	news of significant write-offs;

■	changes in dividend policy or the declaration of a stock split or the offering of additional securities;

■	decisions to repurchase securities; changes in management;

■	significant changes in operations;

■	increases or decreases in non-performing assets;

■	extraordinary borrowings or investments;

■	major litigation; and financial liquidity;

■	changes in the Company’s auditors, or a notification from its existing auditors that the Company may no longer rely on the auditor’s reports; or

■	a ban on trading in the Company’s securities or the securities of another Company.

Either positive or negative information may be material. When in doubt, assume that information about any of these items is material and has not been disclosed to the public.

When Information Is Public. It is also inadvisable for you to enter into a trade immediately after the Company has made a public announcement of material information, including earnings press releases. Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions until the third business day after a public announcement of material information. Thus, if any announcement is made during or after trading hours on a Monday, Thursday generally would be the first day on which you should trade. If an announcement is made prior to the opening of trading on a Monday, Wednesday generally should be the first day on which you should trade. If an announcement is made during or after trading hours on Friday, the following Wednesday generally would be the first day. For your reference, the Company’s quarterly and annual earnings press releases usually are issued during the third or fourth week following the conclusion of the period for which earnings are being reported.

March 2012

Tipping Information To Others. Whether the information is proprietary information about the Company or information that could have an impact on the price of the Company’s common stock, you must not pass the information on to others, including your family members. The above penalties apply whether or not you derive any benefit from another’s actions.

Transactions By Family Members. The same restrictions regarding insider trading apply to members of your immediate family, and others living in your household as well as any other person or entity (i.e., corporations, partnerships, etc.) with whom you may be deemed to share beneficial ownership of the Company’s common stock. Each employee is responsible for the compliance of such persons and entities.

Requirements Applicable to Directors, Officers and Employees.

All directors, officers and employees of the Company shall comply with the following guidelines and procedures when engaging in transactions in the Company’s common stock.

“Window Period” Transactions. Directors, officers and all employees should not engage in any transactions until the third business day after a public announcement of material information, such as the quarterly earnings release. In addition, these individuals should assume that, commencing 10 business days prior to the end of each fiscal quarter, there will exist additional material information which is not public. Accordingly, it is improper for them to enter into a trade after the conclusion of this “window period” (10 days before the end of each fiscal quarter)-and prior to the next “window period” (the third business-day following the Company’s earnings release).

Pre-Clearance of all Trades. To continue to provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper or inappropriate transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the policy of the Company is the following:

Before any director, officer or employee buys or sells any of the Company’s common stock, that person is required to notify David Gordon, the Company’s Executive Vice President-Operations and Secretary, who will act as compliance officer, describing the transaction. The notice should be given in writing whenever possible and should, in no event, be given via a voicemail message. Any proposed transaction may be referred to the Company’s legal counsel, or other appropriate actions may be taken to determine whether there is material non-public information concerning the Company. The Company will try to respond — approve or not approve the transaction — on the same business day. If material non-public information exists, the Company may ask that person not to proceed with the proposed transaction. However, because new material information could develop at any time, an approved securities transaction should be completed promptly and in any event, within two business days of receiving approval.

March 2012

Notification of All Trades. To keep an accurate record of transactions in the Company’s common stock by individuals most likely to be in possession of material non-public information, the Company is also implementing the following procedure:

Immediately, and in any event no later than 9 a.m. on the following business day, after any director, officer or employee buys or sells any of the Company’s securities, that person is required to notify Executive Vice President-Operations and Secretary, compliance officer, or such person or persons as he shall designate from time to time to act in his absence, describing the transaction. Whenever possible, this notice should be given in writing.

If you are a beneficiary of a trust managed by another without consultation or approval by you, compliance with the pre-clearance and notification procedure is not required for transactions by the trust. If, however, there is consultation or approval prior to a trade, this exception will not apply.

For the directors and the executive officers who are “Reporting Persons,” the Company’s program for compliance with the reporting obligations of directors and executive officers and with the “short-swing” transactions restrictions of the federal securities laws will be provided separately.

Please remember that even if the Company advises you that there is no material non-public information about the Company, the Company is not responsible for your securities transactions. You are solely responsible for your investment decisions and for any misuse of non-public information. You alone will suffer the consequences if you engage in securities transactions on the basis of material non-public information or if you disclose the information. Please be careful not to do so.

Purchases by Director Officers & Employees Pursuant to a Contract, Instruction or Plan.

Directors, officers and employees will be authorized to engage in transactions in Company securities without following the pre-clearance procedures set forth above only under the following conditions:

1.	The transaction occurs pursuant to a contract, instruction or plan meeting the requirements of SEC Rule 10b5-1 (a “Plan”), a summary of which is included below;

2.	The Plan must be in writing and executed by the director, officer or employee;

3.	The Plan must provide for a same-day reporting mechanism by the person authorized to engage in the transaction on behalf of the director, officer or employee and all transactions under the Plan must be reported to the Company on the day they occur;

March 2012

4.	A director or officer who conducts transactions under a Plan will be responsible for and will be required to acknowledge in writing their responsibility for preparing and filing all Forms 144 for sale transactions;

6.	The party authorized under the Plan to engage in transactions must be an institutional broker/dealer or registered investment advisor acceptable to the Company and in which the director, officer or employee has no relationship other than as a customer;

7	Plans may not provide for both purchases and sales and any such Plan will not be approved;

8.	If the director or officer has engaged in a sale or purchase transaction within six months of the submission for approval Plan and the Plan submitted provides for a purchase or sale respectively, the Plan will not be approved, (i.e. if the director or officer has sold shares within the last six months, a Plan that provides for purchases will not be approved);

9.	The Plan may be modified or amended only during a window period; and

10.	The Plan must be of finite duration, and, in any event, not longer than one year, subject to renewal only during a window period.

Proposed Plans will not be prepared by the Company. Proposed Plans and any required notices to the Company pursuant hereto shall be submitted to the Executive Vice President-Operations and Secretary. Approval or disapproval of any proposed contracts, instructions or plans shall be solely for the benefit of and solely within the discretion of the Company for purposes of assuring compliance with this Statement of Policy.

Review and approval of any Plan is not intended to assure or guarantee compliance with Rule 10b5-1, which is solely the responsibility of each individual director, officer and employee. Accordingly, you may wish to consult with your own advisors in connection with the preparation of any such Plan.

Summary of SEC Rule 10b5-1.

Pursuant to Rule 10b5-1, an individual may purchase securities when in the possession of material inside information, i.e. outside of the Company’s window periods, under certain limited circumstances. Such a transaction will not be deemed to be made on the basis of material nonpublic information if, before becoming aware of the material nonpublic information, the individual:

1.	enters into a binding contract to purchase or sell the security;

2.	instructs another person to buy the security for the insider’s account; or

3.	adopts a written plan for purchasing securities.

March 2012

In any case to which the exception is to apply, three things must occur:

1.	The contract, instruction or plan must:

●	specify the amount of securities to be purchased or sold, indicate the price at which the securities are to be purchased or sold and indicate the date on which the securities are to be purchased or sold; or

●	include a written formula, algorithm or computer program to determine the amount of securities to be purchased or sold the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased;

2.	The contract, instruction or plan must:

●	not permit the insider to exercise any subsequent influence over how, when or whether to effect purchases or sales; and

●	if the contract, instruction or plan does permit the insider to exercise any subsequent influence over how, when or whether to effect purchase or sale, and such influence is exercised, the influence must be exercised at a time when the insider was not aware of the material inside information i.e., during window periods; and,

3.	The purchase or sale that occurred was pursuant to the contract, instruction or plan.

Where the contract, instruction or plan must specify the amount of securities to be purchased or sold, the amount may be either a specified number of shares or a specified dollar value of the securities.

Where the contract, instruction or plan must specify the price, the price may be either the market price on a particular day, a limit price or a particular dollar price.

Where the contract, instruction or plan must specify the date, if the price is set as a market order, the date must be on the specific day of the year on which the order is to be executed or as soon thereafter as is practicable under ordinary principles of best execution. If the order is a limit order, the date is a day of the year on which the limit order is in place.

* * * * *

March 2012

Please sign the acknowledgement on the next page to confirm that you have read and understand this Statement of Company Policy and procedures and that you agree to follow its requirements: the signed acknowledgement should be returned to Leslie Lutz. This statement will be updated and recirculated from time to time.

Date: March 8, 2012
ANDREW GORDON
President, Chief Executive Officer, and Treasurer

Name:

Position:

I have read and understand the Coffee Holding Co. Amended & Restated Statement of Company Policy regarding Confidential Information and Stock and Securities Trading by Directors, Officers and Employees dated March __, 2012 and will follow its requirements.

Date:
[Signature]

-8-